As filed with the Securities and Exchange Commission on October 8, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

SECURITIES ACT OF 1933

MYKROLIS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	04-3536767
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

129 Concord Road, Billerica, Massachusetts 01821

(978) 436-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter W. Walcott, Esq.

Vice President & General Counsel

Mykrolis Corporation

129 Concord Road

Billerica, Massachusetts 01821

(978) 436-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Shares to be Registered	Proposed Maximum Aggregate Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $.01 per share (1)	333,333	$10.58	$3,526,664	$447

(1)	Estimated in accordance with Rule 457(c) solely for the purposes of calculating the registration fee, based on the average of the high and low sales prices for the common stock reported on the New York Stock Exchange on October 6, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 8, 2004

MYKROLIS CORPORATION

333,333 Shares

Common Stock

This prospectus relates to the public offering, which is not being underwritten, of 333,333 shares of our common stock, par value $0.01 per share. Selling stockholders named in this document together with any of their pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer are collectively known as the selling stockholders. Selling stockholders may offer the shares from time to time.

The prices at which such selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

We originally issued the shares covered hereby in connection with an Asset Purchase and Sale Agreement between Aeronex, Inc. and us, dated October 10, 2003. We issued the shares pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). We are registering the shares covered hereby in accordance with the terms of a Registration Rights Agreement, dated October 27, 2003, between Aeronex, Inc. and ourselves.

Our common stock is listed on the New York stock exchanges under the symbol “MYK.” On October 6, 2004, the average of the high and low price for the common stock on the New York Stock Exchange was $10.58.

You should carefully consider the risk factors listed under “Risk Factors” beginning on page 2 for factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October     , 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information,” before making your investment decision.

Unless the context otherwise requires, references in this prospectus to “Mykrolis”, “we,” “us” and “our” refer to Mykrolis Corporation and its subsidiaries.

You should rely only on the information contained in this prospectus or incorporated by reference herein. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference herein. The information contained in this prospectus is accurate as of the date of this prospectus. Our business, financial condition, results of operations or prospects may have changed since the date of this prospectus, which could cause the information in this prospectus to be inaccurate as of such future date, and this prospectus will not be updated to reflect such change, regardless of the time of delivery of this prospectus or of any sale of our securities.

MYKROLIS CORPORATION

We are a worldwide developer, manufacturer and supplier of liquid and gas delivery systems, components and consumables used to precisely measure, deliver, control and purify the process liquids, gases and chemicals, as well as the deionized water and photoresists, that are used in the semiconductor manufacturing process. In addition, our products are used to manufacture a range of other products, such as flat panel displays, high purity chemicals, photoresists, solar cells, gas lasers, optical and magnetic storage devices and fiber optic cables. Our products include membrane and metal based filters, housings, precision liquid dispense filtration pumps, resin based gas purifiers, polymeric brush rollers and mass flow and pressure controllers, and vacuum systems. These products are used by our customers in manufacturing operations to remove contaminants in liquid and gas processes, to purify liquids and gases, to clean wafers during chemical mechanical planarization operations, to measure and control flow rates and to control and monitor pressure and vacuum levels during the manufacturing process. We sell our products worldwide through a direct sales force and through distributors in selected regions. Additional information concerning us is included in our reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”

We are a Delaware corporation that was incorporated in 2000 as a wholly-owned subsidiary of Millipore Corporation, a Massachusetts corporation, to receive Millipore’s microelectronics business and to be spun-off to Millipore’s shareholders. This spin-off was completed in February 2002. Prior to March 31, 2001, our business had been operated for over 25 years as a fully-integrated business unit of Millipore. Our executive offices are located at 129 Concord Road, Billerica, Massachusetts 01821. Our telephone number is (978) 436-6500.

FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus includes and incorporates by reference, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, enacted as part of the Private Securities Litigation Reform Act of 1995.

Words such as “expect,” “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “intend,” and “hope” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations or future events or circumstances, including any underlying assumptions, are forward-looking statements. We intend such forward-looking statements, all of which are qualified by this statement, to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and we are including this statement for purposes of complying with these safe harbor provisions. We have based these statements on our current expectations and projections about future events, which events may not occur as anticipated or at all as a result of the risks described or incorporated by reference herein or other risks that are not presently known to us. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include those set forth under “Risk Factors.” We caution you not to place undue reliance on the forward-looking statements.

Except for our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to publicly update or revise any forward-looking statements, and we expressly disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus, including information incorporated by reference. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

Our business depends substantially on semiconductor industry capital spending and production levels, which are characterized by periodic fluctuations that may cause a reduction in demand for our products.

Our business depends substantially upon the capital expenditures of semiconductor device manufacturers, which in turn depend upon the demand for semiconductors and other products utilizing semiconductors. We estimate that approximately 90% of our sales during 2003, 2002 and 2001 were to semiconductor capital equipment manufacturers, semiconductor device manufacturers and semiconductor material manufacturers and we expect that sales to such customers will continue to account for a substantial majority of our sales. Reductions in demand for the products manufactured by semiconductor capital equipment manufacturers and semiconductor device manufacturers will restrict our ability to grow our business and cause our sales and profitability to decline. Historically, the semiconductor market has been highly cyclical and has experienced periods of over capacity, resulting in significantly reduced demand for capital equipment used to make semiconductors. During fiscal 2003, 2002 and 2001 the semiconductor industry has experienced a significant decline, which has caused a number of our customers to reduce their orders. Our net sales for 2003 were $185.9 million slightly up from 2002 sales of $178.4 million, but representing a decline of $29.4 million, or 13.6% from our net sales in 2001. Our net sales for 2001 were $215.3 million, representing a $140.2 million, or 39.4%, decline from our net sales in 2000. We also experienced downturns in 1996 and 1998. During the 1998 downturn, our annual net sales declined approximately $82.9 million, or 31% from the prior year. There is typically a three to six month lag between a change in capital expenditures within the semiconductor industry and the related impact on the demand for our products. Any future downturn could inhibit our growth and could cause our profitability to decline.

The semiconductor industry is subject to rapid demand shifts which are difficult to predict. As a result, our inability to meet demand in response to these rapid shifts may cause a reduction in our market share.

Our ability to increase sales of our products, particularly our capital equipment products, depends in part upon our ability to ramp up the use of our manufacturing capacity for such products in a timely manner and to mobilize our supply chain. In order to meet the demands of our customers, we may be required to ramp up our manufacturing capacity in as little as a few months. If we are unable to expand our manufacturing capacity on a timely basis or manage such expansion effectively, our customers could seek such products from other suppliers, and our market share could be reduced. Because demand shifts in the semiconductor industry are rapid and difficult to foresee, we may not be able to increase capacity quickly enough to respond to such an increase in demand.

Our annual and quarterly operating results are subject to fluctuations as a result of rapid demand shifts and our insignificant level of backlog and if we fail to meet the expectations of securities analysts or investors, the market price of our securities may decrease significantly.

Our sales and operating results can vary significantly from quarter to quarter and year to year. Because our expense levels are relatively fixed in the short-term, an unanticipated decline in revenue in a particular quarter could disproportionately affect our net income in that quarter. In addition, we make a substantial portion of our shipments shortly after we receive the order, and therefore we operate with an insignificant level of backlog. As a consequence of the just-in-time nature of shipments and the low level of backlog, our results of operations may decline quickly and significantly in response to changes in order patterns or rapid decreases in demand for our products. We anticipate that fluctuations in operating results will continue in the future. Such fluctuations in our results could cause us to fail to meet the expectations of securities analysts or investors, which could cause the market price of our securities to decline substantially. We believe that period-to-period comparisons of our results of operations may not be meaningful, and you should not rely upon them as indicators of our future performance.

We may not be able to accurately forecast demand for our products.

As noted above, we typically operate our business on a just-in-time shipment basis with a low level of backlog and we order supplies and plan production based on internal forecasts of demand. Due to these factors, we have, in the past, and may again in the future, fail to accurately forecast demand for our products, in terms of both volume and specific products for which there will be demand. This has led to, and may in the future lead to, delays in product shipments, disappointment of customer expectations, or, alternatively, an increased risk of excess inventory and of inventory obsolescence. If we fail to accurately forecast demand for our products, our business, financial condition and operating results could be materially and adversely affected.

Any semiconductor industry recovery cycle may not reach historic levels but instead may reflect a lower rate of long-term growth, similar to the electronics industry.

Notwithstanding the recent severe and prolonged downturn in the semiconductor industry and the related reduction in manufacturing operations, there may still be excess manufacturing capacity. In addition, there is no new application to drive growth in the semiconductor industry, as was the case in 1998 with telecommunications and internet applications. Accordingly, some analysts have predicted that the semiconductor industry may experience lower growth rates during a recovery cycle than has historically been the case and that its longer-term performance may reflect this lower growth rate, which would be similar to the growth rate of the electronics industry.

If we are unable to maintain our technological expertise in design and manufacturing processes, we will not be able to successfully compete.

We believe that our future success will depend upon our ability to develop and provide products that meet the changing needs of our customers, including the transition from the use of 200 millimeter wafers to 300 millimeter wafers, the shrinking of integrated circuit line-widths and the use of new classes of materials, such as copper, titanium nitride and organic and inorganic dielectric materials, which are materials that have either a low or high resistance to the flow of electricity. This requires that we successfully anticipate and respond to technological changes in manufacturing processes in a cost-effective and timely manner. Any inability to develop the technical specifications for any of our new products or enhancements to our existing products or to manufacture and ship these products or enhancements in volume in a timely manner could harm our business prospects and significantly reduce our sales. In addition, if new products have reliability or quality problems, we may experience reduced orders, higher manufacturing costs, delays in acceptance and payment, additional service and warranty expense and damage to our reputation.

Our competitive position will be weakened if semiconductor device manufacturers do not require semiconductor capital equipment manufacturers to design our products into new generations of their equipment.

New products designed by semiconductor capital equipment manufacturers typically have a life span of five to ten years. Our competitive success depends on our products being designed into new generations of equipment for the semiconductor industry. In some cases, semiconductor device manufacturers may direct semiconductor capital equipment manufacturers to use a specified supplier’s product in their equipment. Accordingly, our success will depend in part on our ability to have semiconductor device manufacturers specify that our products be used at their semiconductor fabrication facilities. If our products are not specified by semiconductor equipment manufacturers, our net sales may be reduced during the life span of our customers’ products.

Because our sales are concentrated on a small number of key customers, our revenue and profitability may materially decline if one or more of our key customers do not continue to purchase our existing and new products in significant quantities.

We depend and expect to continue to depend on a limited number of customers for a large portion of our business, and changes in several customers’ orders could have had a significant impact on our operating results. In 2003, 2002 and 2001, our top customer accounted for approximately 11%, 13% and 14%, respectively, of our net sales. In those same periods, net sales to our ten largest customers accounted for approximately 34%, 35% and 33%, respectively, of our net sales. In addition, we sell products to systems integrators who then sell components, which include our products, to some of our major customers. If any one of our key customers decides to purchase significantly less from us or to terminate its relationship with us, our revenue and profitability may decline significantly. We could also lose our key customers or significant sales to our key customers because of factors beyond our control, such as a significant disruption in our customers’ businesses generally or in a specific product line. These customers may stop incorporating our products into their products with limited notice to us and suffer little or no penalty for doing so. In addition, if any of our customers merge, we may experience lower overall sales from the merged companies. Because one of our strategies has been to develop long-term relationships with a few key customers in the product areas in which we focus and because we have a long product design and development cycle for most of our products and prospective customers typically require lengthy product qualification periods prior to placing volume orders, we may be unable to replace these customers quickly or at all.

Because we are subject to order and shipment uncertainties and many of our costs are fixed, any significant changes, cancellations or deferrals of orders or shipments could cause our revenue and profitability to decline or fluctuate.

As is typical in the microelectronics industry, we do not usually obtain long-term purchase orders or commitments from our customers. Instead, we work closely with our customers to develop non-binding forecasts of the future volume of orders. Customers may cancel their orders, change production quantities from forecasted volumes or delay production for reasons beyond our control. Order cancellations or deferrals could cause us to hold inventory for longer than anticipated, which could reduce our profitability, restrict our ability to fund our operations and cause us to incur unanticipated reductions or delays in our revenue. Our customers often change their orders multiple times between initial order and delivery. Such changes usually relate to quantities or delivery dates, but sometimes relate to the specifications of the products we are supplying. If a customer does not timely pay for these products, we could incur significant charges against our income. In addition, our profitability may be affected by the generally fixed nature of our costs. Because a substantial portion of our costs are fixed, we may experience deterioration in gross margins when volumes decline. From time to time, we make capital investments in anticipation of future business opportunities. If we are unable to obtain the anticipated business, our revenue and profitability may decline.

Competition from existing or new companies in the microelectronics industry could cause us to experience downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities and the loss of market share.

We operate in a highly competitive industry. We compete against many domestic and foreign companies that have substantially greater manufacturing, financial, research and development and marketing resources than we do. In addition, some of our competitors may have more developed relationships with our existing customers than we do, which may enable them to have their products specified for use more frequently by these customers. We also face competition from the manufacturing operations of our current and potential customers, who continually evaluate the benefits of internal manufacturing versus outsourcing. As more original equipment manufacturers dispose of their manufacturing operations and increase the outsourcing of their products to liquid and gas delivery system and other component companies, we may face increasing competitive pressures to grow our business in order to maintain our market share. If we are unable to maintain our competitive position, we could experience downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities and a loss of market share.

If we are unable to successfully adjust our business strategy for some of our product lines to reflect the increasing price sensitivity on the part of our customers, our business and financial condition could be harmed.

Our business strategy for many of our product lines has been focused on product performance, technological innovations that provide enhanced efficiencies, and customer service, rather than simply price. As a result of current economic conditions and changes in various markets that we serve, our customers have experienced significant cost pressures and, as a result, we have observed increased price sensitivity on the part of our customers. If competition for any of our product lines should come to focus solely on price rather than on product performance, technological innovations and customer service, we will need to adjust our business strategy and/or product offerings accordingly and, if we are unable to do so, our business, financial condition and operating results could be materially and adversely affected.

We conduct a significant amount of our sales activity and manufacturing efforts outside the United States, which subjects us to additional business risks and may cause our profitability to decline due to increased costs.

Sales by our international subsidiaries to customers outside the United States accounted for approximately 73% of our net sales in 2003, 69% of our net sales in 2002, and 67% of our net sales in 2001. We anticipate that international sales will continue to account for a majority of our net sales. In addition, a number of our key domestic customers derive a significant portion of their revenues from sales in international markets. We also manufacture a significant portion of our products outside the United States and are dependent on international suppliers for many of our parts. We intend to continue to pursue opportunities in both sales and manufacturing internationally. Our international operations are subject to a number of risks and potential costs that could adversely affect our revenue and profitability, including:

•	unexpected changes in regulatory requirements that could impose additional costs on our operations or limit our ability to operate our business;

•	greater difficulty in collecting our accounts receivable and longer payment cycles than is typical in domestic operations;

•	changes in labor conditions and difficulties in staffing and managing foreign operations;

•	liability for foreign taxes assessed at rates higher than those applicable to our domestic operations; and

•	political and economic instability.

In the past, we have incurred costs or experienced disruptions due to the factors described above and expect to do so in the future. For example, our operations in Asia, and particularly Korea, Taiwan and Japan, have been negatively impacted in the past as a result of regional economic instability, most recently in 1998. In addition, Taiwan and Korea account for a growing portion of the world’s semiconductor manufacturing. There are currently strained relations between China and Taiwan and there are growing tensions between North Korea and South Korea and the United States. Any adverse developments in those relations could significantly disrupt the worldwide production of semiconductors, which would lead to reduced sales of our products.

Fluctuations in the value of the US dollar in relation to other currencies may lead to lower net income or may cause us to raise prices, which could result in reduced net sales.

Foreign currency exchange rate fluctuations could have an adverse effect on our net sales and results of operations. Approximately 73% of our net sales in 2003, 69% of our net sales in 2002, and 67% of our net sales in 2001 were denominated in foreign currencies. Unfavorable foreign currency fluctuations against the U.S. dollar could require us to increase prices to foreign customers, which could result in lower net sales by us to such customers. Alternatively, if we do not adjust the prices for our products in response to unfavorable foreign currency fluctuations, our profitability could decline. In addition, sales made by our foreign subsidiaries are denominated in the currency of the country in which these products are sold, and the currency we receive in payment for such sales could be less valuable at the time of receipt versus the time of sale as a result of foreign currency exchange rate fluctuations.

We incur significant cash outlays over long-term periods in order to research, develop, manufacture and market new products, which may never reach market or may have limited market acceptance.

We make significant cash expenditures to research, develop and market new products. For example, we incurred $19.1 million of research and development expense in 2003, $19.7 million in 2002 and $19.8 million in 2001. The development period for a product can be as long as five years. Following development, it may take an additional two to three years for the market size of that product to reach a substantial level. We cannot be certain of the success of a new product. A product concept may never progress beyond the development stage or may only achieve limited acceptance in the marketplace. If this occurs, we do not receive a direct return on our expenditures and may not even realize any indirect benefits. Additionally, capacity expansion may be necessary in order to manufacture a new product. If sales levels do not increase to offset the additional fixed operating expenses associated with any such expansion, our revenue and profitability could decline and our prospects could be harmed.

We depend on our suppliers for our raw materials and components, and our production would be substantially curtailed if these suppliers are not able to meet our demands and alternative sources are not available.

We purchase raw materials and components from third parties to complete our customers’ orders, and some of these raw materials and components may, in the future, need to be ordered from sole-source suppliers. Although we work with our customers and suppliers to minimize the impact of shortages in raw materials and components, we sometimes experience short-term adverse effects due to price fluctuations and delayed shipments. In the past, there have been industry-wide shortages of electronic components, particularly memory and logic devices. If a significant shortage of raw materials or components were to occur, we may have to delay shipment. Supply shortages of particular components will likely substantially curtail production of products using these components. In addition, while many of our significant customer contracts permit periodic reviews of pricing based on decreases and increases in the prices of raw materials and components, we are not always able to pass on price increases to our customers and significant price increases from our suppliers could cause our profitability to decline. The loss of any of these or other significant suppliers, delays in shipments, the inability of a supplier to meet performance and quality specifications or delivery schedules or our inability to pass along price increases could cause our revenue and profitability to decline significantly.

We may acquire other businesses or form joint ventures that could negatively affect our profitability, increase our debt and dilute your ownership of our company.

As part of our business strategy, we have, and we expect to continue to address gaps in our product offerings, diversify into complementary product markets or pursue additional technology and customers through acquisitions, joint ventures or other types of collaborations. As a result, we may enter markets in which we have no or limited prior experience. Competition for acquiring attractive businesses in our industry is substantial. In executing this part of our business strategy, we may experience difficulty in identifying suitable acquisition candidates or in completing selected transactions at appropriate valuations. We intend to pay for these acquisitions with cash and/or our common stock which could impair our liquidity and dilute your ownership of our company. Further, we may not be able to successfully integrate any acquisitions that we do make into our existing business operations and we could assume unknown or contingent liabilities or experience negative effects on our reported results of operations from dilutive results from operations and/or from future potential impairment of acquired assets including goodwill related to future acquisitions. We may experience difficulties in operating in foreign countries or over significant geographical distances and in retaining key employees or customers of an acquired business, and our management’s attention could be diverted from other business issues. We may not identify or complete these transactions in a timely manner, on a cost effective basis or at all, and we may not realize the benefits of any acquisition or joint venture.

We may not be able to obtain financing to fund our future capital requirements, including strategic acquisitions, on favorable terms or at all, and the amount of equity that we can issue may likewise be limited. This could prevent us from addressing gaps in our product offerings, improving our technology or increasing our manufacturing capacity.

If our cash flows from operations are less than we expect, we may need to issue additional equity or incur debt. There can be no assurance that we will be able to obtain necessary short-term or other financing on favorable terms or at all. If we are unable to obtain necessary financing, we may not have sufficient cash to operate our business. In particular, we expect to fund future acquisitions in whole or in part by issuing additional equity. Any equity issued would be dilutive to existing stockholders. If the price of our common stock is low or volatile, we may not be able to issue equity to acquire other companies and our acquisition strategy could require us to incur substantial amounts of indebtedness. While we currently have no debt outstanding, potential future levels of indebtedness could have consequences for our business, including:

•	greater vulnerability to the cyclical nature of our industry and the effects of rapid demand shifts affecting our business;

•	dedication of a substantial portion of our cash flow from operations to repayment of debt, limiting the availability of cash for working capital, capital expenditures or acquisitions which may be attractive to us; and

•	reduced flexibility in planning for, or reacting to, changes in our business and industry.

Furthermore, if we raise funds through the issuance of debt, the debt securities issued will likely have rights, preferences and privileges senior to those of holders of our common stock in the event of a liquidation or otherwise, and the terms of the debt securities may impose restrictions on our operations. We cannot assure you that financing for acquisitions will be available on terms acceptable to us, or at all.

Loss of any of our key personnel could hurt our business because of their experience in the microelectronics industry and their technological expertise. Similarly, our inability to attract and retain new qualified personnel could inhibit our ability to operate and grow our business successfully.

We depend on the services of our key senior executives and other technological experts because of their experience in the microelectronics industry and their technical expertise. The loss of the services of one or several of our key employees or an inability to attract, train and retain qualified and skilled employees, specifically research and development and engineering personnel, could result in the loss of customers or otherwise inhibit our ability to operate and grow our business successfully. During the recent extended downturn in the semiconductor industry we had to impose salary reductions on our senior employees and freeze merit increases in an effort to maintain our financial position. These actions may have an adverse effect on employee loyalty and may make it more difficult for us to attract and retain key personnel. In addition, our ability to successfully integrate acquired facilities or businesses depends, in part, on our ability to retain and motivate key management and employees hired by us in connection with the acquisition.

If we are unable to protect our intellectual property rights, our business and prospects could be harmed.

Our future success and competitive position depend in part upon our ability to obtain and maintain proprietary technology used in our principal product families. We rely, in part, on patent, trade secret and trademark law to protect that technology. We routinely enter into confidentiality agreements with our employees. However, there can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach or that our confidential and proprietary information and technology will not be independently developed by or become otherwise known to third parties. We have obtained a number of patents relating to our products and have filed applications for additional patents. We cannot assure you that any of our pending patent applications will be approved, that we will develop additional proprietary technology that is patentable, that any patents owned by or issued to us will provide us with competitive advantages or that these patents will not be challenged by third parties. Patent filings by third parties, whether made before or after the date of our filings, could render our intellectual property less valuable. Competitors may misappropriate our intellectual property, and disputes as to ownership of intellectual property may arise. In addition, if we do not obtain sufficient international protection for our intellectual property, our competitiveness in international markets could be significantly impaired, which would limit our growth and future revenue. Furthermore, there can be no assurance that third parties will not design around our patents.

Protection of our intellectual property rights has and may continue to result in costly litigation.

We may from time to time be required to institute litigation in order to enforce our patents, copyrights or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could negatively affect our sales, profitability and prospects regardless of whether we are able to successfully enforce our rights. For example, in 1998, we settled a patent lawsuit in which each party claimed infringement of a patent by the other. In connection with the settlement, we incurred a charge of approximately $3.7 million and agreed to a cross-license of the two patents at issue. More recently, on March 3, 2003 we filed a lawsuit against Pall Corporation in the United States District Court for the District of Massachusetts alleging infringement of two of our U.S. patents and seeking a preliminary injunction preventing Pall Corporation from manufacturing, using, selling, offering for sale or importing into the United States the infringing product. While the court issued a preliminary injunction against Pall Corporation on April 30, 2004, there can be no assurance that this injunction will be upheld on appeal or that the court will not modify the preliminary injunction in a manner that is adverse to us. See, “Part II, Item 1. Legal Proceedings” of our Form 10-Q Report for the quarterly period ended July 3, 2004 referred to under “Where You Can Find More Information” below. We expect that this litigation will continue for an extended period and that we will incur substantial costs in pursuing this litigation.

Our ability to manufacture and sell our products and develop new products in response to competitive pressures could be restricted or delayed, and we could incur significant expenses, if we are unable to obtain necessary licenses to the proprietary technology of others.

We license and will continue to license technology used in the manufacture and distribution of our products from third parties. Our inability to acquire any third-party licenses, or integrate the related third-party technologies into our products, could result in delays in our product developments and enhancements until equivalent technologies can be identified, licensed or integrated. We may also require new licenses in the future as our business grows and technology evolves. We cannot assure you that these licenses will be available to us on commercially reasonable terms, if at all.

If we infringe on the proprietary technology of others, our business and prospects could be harmed.

Our commercial success will depend, in part, on our ability to avoid infringing or misappropriating any patents or other proprietary rights owned by third parties. If we are found to infringe or misappropriate a third party’s patent or other proprietary rights, we could be required to pay damages to such third party, alter our products or processes, obtain a license from the third party or cease activities utilizing such proprietary rights, including making or selling products utilizing such proprietary rights. If we are required to obtain a license from a third party, there can be no assurance that we will be able to do so on commercially favorable terms, if at all.

We are subject to a variety of environmental laws which could cause us to incur significant expenses.

In addition to other regulatory requirements affecting our business, we are subject to a variety of federal, state, local and foreign regulatory requirements relating to the use, disposal, clean-up of, and human exposure to, hazardous chemicals. We generate and handle materials that are considered hazardous waste under applicable law. If we fail to comply with any present or future regulations, we could be subject to future liabilities or the suspension of production. In addition, compliance with these or future laws could restrict our ability to expand our facilities or build new facilities or require us to acquire costly equipment, incur other significant expenses or modify our manufacturing processes. Further we may acquire companies that use manufacturing processes that will present us with new environmental and health and safety compliance challenges that could be expensive to implement.

We are currently consolidating certain manufacturing operations from our Yonezawa, Japan facility into our Billerica, Massachusetts headquarters, research and development and manufacturing facility. If we are unable to successfully manage this consolidation, our ability to deliver product to our customers could be disrupted and our business, financial condition and results of operations could be adversely affected.

In order to enhance the efficiency and cost effectiveness of our manufacturing operations we are moving several product lines from our Yonezawa, Japan plant to our Billerica facility. These product lines involve technically complex manufacturing processes that require considerable expertise to operate. If we are unable to complete this transfer in a systematic manner within established schedules or if we are unable to successfully operate these manufacturing processes in Billerica, production may be disrupted and we may not be able to deliver these products to meet customer orders in a timely manner, which could harm our business.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the markets in which we operate and hurt our profitability.

Terrorist attacks may negatively affect our operations and your investment. There can be no assurance that there will not be further terrorist attacks against the United States or United States businesses. These attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Our primary facilities include headquarters, research and development and manufacturing facilities in the United States, sales, research and development and manufacturing facilities in Japan and sales and service facilities in Europe and Asia. Also these attacks have disrupted the global insurance and reinsurance industries with the result that we may not be able to obtain insurance at historical terms and levels for our facilities. Furthermore, these attacks may make travel and the transportation of our supplies and products more difficult and more expensive and may ultimately affect the sales of our products in the United States and overseas. As a result of terrorism the United States may enter into an armed conflict, which could have a further impact on our domestic and international sales, our supply chain, our production capacity and our ability to deliver products to our customers. The consequences of these armed conflicts and instability are unpredictable and we may not be able to foresee events that could have an adverse effect on our business and your investment.

RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF OUR SECURITIES

Our stock price may significantly fluctuate which could be detrimental to our shareholders.

Our stock price has in the past fluctuated and will fluctuate in the future in response to a variety of factors. For example, since August 10, 2001, the closing price of our common stock has reached a high of $18.15 and a low of $3.55. Factors which cause our stock price to fluctuate include the following:

•	quarterly fluctuations in results of operations;

•	announcements of new products by us or our competitors;

•	changes in either our earnings estimates or investment recommendations by stock market analysts;

•	announcements of technological innovations;

•	conditions or trends in the semiconductor manufacturing industry;

•	announcements by us or our competitors of acquisitions, strategic partnerships or joint ventures;

•	additions or departures of senior management; and

•	other events or factors many of which are beyond our control.

In addition, in recent years, the stock market in general and shares of technology companies in particular have experienced extreme price fluctuations, and such extreme price fluctuations may continue and could result in our being the target of a securities class action lawsuit.

In addition, our Board of Directors has authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any future vote or action by the shareholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of Mykrolis. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and as a result, the issuance thereof could have a material adverse effect on the market value of the common stock. We have no present plans to issue shares of preferred stock.

Recently enacted changes in the securities laws and regulations are likely to increase our costs.

The Sarbanes-Oxley Act of 2002 that became law in July 2002 has required changes in some of our corporate governance, securities disclosure and compliance practices. In response to the requirements of that Act, the Securities and Exchange Commission and the New York Stock Exchange have promulgated new rules and listing standards covering a variety of subjects. Compliance with these new rules and listing standards has increased our legal and financial and accounting costs, and we expect these increased costs to continue indefinitely. We also expect these developments to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be forced to accept reduced coverage or incur substantially higher costs to obtain coverage. Likewise, these developments may make it more difficult for us to attract and retain qualified members of our board of directors, particularly independent directors, or qualified executive officers.

If our independent auditors are unable to provide us with an unqualified report as to of the effectiveness of our internal controls over financial reporting as of December 31, 2004 and future year-ends as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of your shares.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports on Form 10-K that contains an assessment by management of the effectiveness of the company’s internal controls over financial reporting. In addition, the public accounting firm auditing the company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. This requirement will first apply to our Annual Report on Form 10-K for our fiscal year ending December 31, 2004. While we intend to conduct a rigorous review of our internal controls over financial reporting in order to assure compliance with the Section 404 requirements, if we are unable to conclude that our internal controls over financial reporting are effective, if our independent auditors interpret the Section 404 requirements and the related rules and regulations differently from us or if our independent auditors are not satisfied with our internal controls over financial reporting or with the level at which these controls are documented, operated or reviewed, they may decline to attest to management’s assessment or may issue a qualified report. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our shares to decline.

Changes to financial accounting standards may affect our reported results of operations and could result in a decrease in the value of your shares.

There has been an ongoing public debate as to whether employee stock option and employee stock purchase plan shares should be treated as a compensation expense and, if so, how to properly value such charges. If we are required to record an expense for our stock-based compensation plans using the fair value method, we would incur significant compensation charges. Although we are currently not required to record any compensation expense using the fair value method in connection with option grants that have an exercise price at or above fair market value of our common stock and for shares issued under our employee stock purchase plan, if future laws and regulations require us to treat all stock-based compensation as a compensation expense using the fair value method our results of operations could be adversely affected.

Provisions in our charter documents, Delaware law and our shareholder rights plan may delay or prevent an acquisition of us, which could decrease the value of your shares.

Our certificate of incorporation and By-Laws, Delaware law and our shareholder rights plan contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. These provisions include a classified board of directors and limitations on actions by our stockholders by written consent. In addition, subject to applicable New York Stock Exchange listing standards, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Our shareholder rights plan will permit our stockholders to purchase shares of our common stock at a 50% discount upon the occurrence of specified events, including the acquisition by anyone of 15% or more of our common stock, unless such event is approved by our board of directors. Delaware law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by stockholders. If a change of control or change in management is delayed or prevented, the market price of our common stock could suffer.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Subject to applicable New York Stock Exchange listing standards, our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares. Issuances of common stock or the exercise of employee and director stock options would dilute your percentage ownership interest, which will have the effect of reducing your influence over matters on which our stockholders vote. In addition, if the issuances are made at prices that reflect a discount from the then current trading price of our common stock, your interest in the book value of our common stock might be diluted.

RISKS RELATED TO OUR SEPARATION FROM MILLIPORE

Our pre-separation historical financial information may not be representative of our results as a stand-alone company and, therefore, may not be reliable as an indicator of our historical or future results.

We have only a limited operating history as an independent company. Prior to our separation from Millipore, Millipore did not account for us, and we were not operated, as a stand-alone entity. The historical combined financial information incorporated into this report were derived in part from Millipore’s consolidated financial statements and may not be indicative of our financial position, results of operations or cash flows in the future nor is it necessarily indicative of what our financial position, results of operations or cash flows would have been had we been a stand-alone entity for all of the periods presented. This is primarily a result of the following factors:

•	our historical combined financial statements reflect allocations for periods prior to our separation from Millipore, primarily with respect to general corporate and research expenses; these allocations may be less than the general corporate and research expenses we will incur in the future as a stand-alone company; and

•	our historical combined financial statements do not fully reflect the significant changes that have occurred and that we expect to occur in the future as a result of our separation from Millipore, including changes in how we fund our operations, conduct research and tax planning and manage employee matters.

Following our separation from Millipore, we have incurred incremental non-recurring operating costs and expenses associated with increased marketing expenses related to establishing a new brand identity, legal fees, retention bonuses, increased depreciation due to decreases in the estimated useful lives of fixed assets and leasehold improvements and other separation related costs.

We currently use Millipore’s membrane manufacturing infrastructure, and our ability to meet our customer’s demands will suffer if we do not successfully extend these arrangements or transition our membrane manufacturing requirements to other facilities.

We have entered into transition agreements with Millipore relating to the manufacture and distribution of specified products for limited periods of time. The manufacture of our membrane products is highly complex and requires sophisticated and costly equipment. While we are entitled to continue to manufacture membrane in Millipore’s plant until March of 2006, we might not be able to extend these arrangements or successfully transition the membrane production to a different facility after that date. As a result, any prolonged disruption in the operations of any of our manufacturing facilities or any unforeseen delays in shifting membrane manufacturing operations to a new facility, whether due to technical or labor difficulties, destruction or damage to the facility or other reasons, could result in increased costs and reduced revenues and profitability and could harm our prospects.

Following our separation from Millipore, we do not have access to the membrane research and development resources that were previously available to us, which could limit our research and development activities, thereby inhibiting our ability to develop new membrane products in response to competitive pressures and harming our business and prospects.

Prior to our separation from Millipore, many research and development projects were conducted through the centralized Millipore research group. Following our separation from Millipore, while our research and development personnel have been transferred to us in accordance with the terms of the separation agreements, we do not have access to any other resources or personnel in Millipore’s research group other than in specific limited circumstances outlined in our research agreement with Millipore. As a result, we will not have access to all of the research and development facilities and resources, including membrane research resources, that were previously available to us, and we may not be able to manage projects as successfully as we had in the past. If we are unable to continue to successfully develop new membrane products and technology through internal research and development activities, we may not be able to maintain our market position or successfully grow our business and our business and prospects may be harmed.

Our agreements with Millipore limit our ability to use Millipore’s technology to fields of use in the microelectronics industry and may prevent us from expanding our business beyond the microelectronics industry.

Our use of Millipore’s technology is governed by the agreements governing our separation from Millipore, such as the master patent license agreement and the master trade secret and know-how agreement. The licenses granted by these agreements prohibit our use of Millipore’s technology in fields of use outside of the microelectronics industry. In general, where technology is used both by Millipore in the manufacture of its products and by us in the manufacture of our products, Millipore retained ownership of the technology and granted us a license to use the technology limited to fields of use in the microelectronics industry. In some cases, Millipore transferred ownership of the technology to us and retained an exclusive license to the technology in its fields of use in the biopharmaceutical and related industries. Under the master patent license agreement and the master trade secret and know-how agreement, we may sell products using Millipore’s technology only to customers in the microelectronics industry, as defined in the agreements, and we may not transfer the technology except in limited circumstances. These restrictions could limit our ability to expand our business into markets outside the microelectronics industry, which could limit our growth.

We may have potential business conflicts of interest with Millipore with respect to our past and ongoing relationships.

Conflicts of interest may arise between Millipore and us in a number of areas relating to our past and ongoing relationships, including:

•	labor, tax, employee benefit, intellectual property, indemnification and other matters arising from our separation from Millipore;

•	employee retention and recruiting;

•	the nature, quality and pricing of membrane manufacturing services Millipore has agreed to provide us;

•	business opportunities that may be attractive to both Millipore and us; and

•	the terms of the non-competition provisions contained in the separation agreements between Millipore and us, which govern Millipore’s ability to compete with us.

•	competition between Millipore and us in areas outside of our separation agreements, especially if Millipore chooses to reestablish a microelectronics business unit, or work with third party to establish a competitive capability.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable because of our prior affiliation with Millipore and our continuing reliance on Millipore to provide transitional manufacturing services.

In addition, Millipore may terminate transitional arrangements that currently generate income for us.

We may be responsible for certain income tax liabilities arising out of the tax sharing agreement entered into with Millipore in connection with our separation from Millipore.

Millipore has received a tax ruling from the Internal Revenue Service to the effect that the distribution will qualify as a tax-free distribution for U.S. federal income tax purposes. The tax ruling is binding on the IRS, and can be relied upon by Millipore provided that the factual representations and assumptions made in Millipore’s request are true. We are not aware of any facts or circumstances that would cause such representations and assumptions to be untrue. Our tax sharing agreement with Millipore provides that we will be responsible for certain taxes imposed on Millipore, us or our respective subsidiaries if we or one or more of our shareholders are responsible for the distribution’s failure to qualify for tax-free treatment. In addition, under the tax sharing agreement that we entered into with Millipore, we are responsible for tax liabilities and adjustments to tax liabilities with respect to those Millipore foreign subsidiaries which we acquired pursuant to our separation from Millipore for periods prior to that separation. As we operate independently of Millipore we may adopt tax strategies different from those Millipore has followed which could impact our tax liability.

Further, under the tax sharing agreement Millipore is entitled to use net operating losses generated by our business during periods prior to the spin-off; if it should elect to use any of these losses, our future tax liability could be increased.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site that the SEC maintains at “http://www.sec.gov.” Our common stock is listed on the New York Stock Exchange, and you may also inspect and copy our SEC filings at the offices of the New York Stock Exchange located at 17 Wall Street, New York, NY. This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933. This prospectus omits part of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference rooms or from its web site.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. Accordingly, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2003;

•	Our quarterly report on Form 10-Q for the quarterly period ended April 3, 2004;

•	Our quarterly report on Form 10-Q for the quarterly period ended July 3, 2004;

•	The description of our common stock contained in our registration statement on Form 8-A, dated August 10, 2001, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock; and

•	Our definitive proxy statement dated March 26, 2004, filed in connection with our 2004 annual meeting of stockholders.

You may request a copy of these filings at no cost by writing or telephoning the office of Bertrand Loy, Mykrolis Corporation, 129 Concord Road, Billerica, Massachusetts 01821, telephone (978) 436-6500.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

USE OF PROCEEDS

All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholders who offer and sell their shares. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

PLAN OF DISTRIBUTION

We are registering 333,333 shares of our common stock (the “Shares”) on behalf of the selling stockholders who may sell the Shares from time to time. The selling stockholders will act independently of Mykrolis in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the Shares to or through broker-dealers. The Shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which a broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account; and

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers.

When selling the Shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions after the date of this prospectus involving short sales of the Shares by broker-dealers;

•	sell Shares short themselves after the date of this prospectus and deliver the Shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

•	enter into option or other types of transactions that require the selling stockholder to deliver Shares to a broker-dealer or other person, who will then resell or transfer the Shares under this prospectus; or

•	loan or pledge the Shares to a broker-dealer or other person, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholders may negotiate and pay broker-dealers or other persons commissions, discounts or concessions for their services. Broker-dealers or other persons engaged by the selling shareholders may allow other broker-dealers or other persons to participate in resales. However, the selling stockholders and any broker-dealers or such other persons involved in the sale or resale of the Shares may be deemed “underwriters” within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ or their affiliates’ commissions, discounts or concessions may be deemed underwriters’ compensation under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition to selling their Shares under this prospectus, the selling stockholders may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the Shares, including liabilities arising under the Securities Act;

•	transfer their Shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell their Shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

The selling stockholders have advised Mykrolis that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares and that there is no underwriter or coordinating broker acting in connection with the proposed sale of Shares by selling stockholders.

The Shares may be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities and Exchange Act of 1934, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to our common stock during the applicable restricted period prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Securities and Exchange Act of 1934 and the associated rules and regulations under that Act, including Regulation M, which provisions may limit the timing of purchases and sales of Shares by the selling stockholders. Mykrolis will make copies of this prospectus available to the selling stockholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the Shares.

Under the registration rights agreement, the selling stockholders and we have agreed to indemnify each other and our respective directors, officers and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act.

Additional information related to the selling stockholders and the plan of distribution may be provided in one or more supplemental prospectuses.

Mykrolis will bear all costs, expenses and fees in connection with the registration of the Shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the Shares.

SELLING STOCKHOLDERS

The following table sets forth the number of Shares beneficially owned by the selling stockholders as of October 5, 2004 and the number of shares that may be offered from time to time by each selling stockholder under this prospectus. In the past three years, except as noted in the footnotes to the following table, none of the selling stockholders has had a material relationship with Mykrolis. No estimate can be given as to the number of Shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may sell some or all of the Shares offered hereby and because the selling stockholders have advised us that there currently are no agreements, arrangements or understandings with respect to the sale of any of the Shares. The Shares covered by this prospectus may be offered from time to time by the selling stockholder named below or its assigns or distributees.

SELLING STOCKHOLDER	SHARES BENEFICIALLY OWNED PRIOR TO THE OFFERING(1)	SHARES WHICH MAY BE SOLD PURSUANT TO THIS PROSPECTUS(2)
Russ Abber	681	681
Dan Alvarez (3)	4,083	4,083
Barbara Alvarez	2,042	2,042
Jan Bonafilia(3)	1,701	1,701
Kurt Christian	4,083	4,083
Jamshid Hamidi(3)	4,593	4,593
Penelope Letwin(3)	340	340
Howard Mastropiero	1,837	1,837
Stenio Pereira(3)	340	340
C. Jordan Ruple(3)	3,062	3,062
Peter Shogren(3)	255	255
Xiaosong Jiang	2,042	2,042
Jeff Spiegelman(4)	247,027	247,027
Eileen Spiegelman(5)	30,623	30,623
Russell Levan(5)	30,623	30,623

Total	333,333	333,333

(1)	Represents beneficial ownership of less than one percent of Mykrolis’s outstanding capitalization.
(2)	The registration statement of which this prospectus forms a part also shall cover any additional shares of our common stock which become issuable in connection with the Shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Mykrolis common stock.
(3)	A current employee of Mykrolis.
(4)	Mr. Spiegelman was an employee of Mykrolis from October 27, 2003 until August 27, 2004
(5)	Mrs. Spiegelman and Mr. Levan are members of a consortium that leases a 15,000 square foot facility in San Diego, CA to us.

LEGAL MATTERS

Peter W. Walcott, who is our Vice President and General Counsel, will issue an opinion about the validity of the Shares offered by this prospectus. Mr. Walcott beneficially owns, or has options to acquire, a number of shares of our common stock, which represents less than 1% of the total outstanding shares of our common stock.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on From 10-K for the year ended December 31, 2003 have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by the registrant, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered. The registrant has agreed to pay these costs and expenses.

Securities and Exchange Commission registration fee	$447
Printing and engraving expenses	2,500	*
Legal fees and expenses	2,500	*
Accounting fees and expenses	2,500	*
Miscellaneous	2,500	*

Total	$10,447	*

*	Estimated

Item 15. Indemnification of Directors And Officers.

Mykrolis is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The registrant’s restated certificate of incorporation provides that the registrant’s directors shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the General Corporation Law as in effect at the time such liability is determined. The registrant’s restated certificate of incorporation provides that the registrant shall indemnify its directors to the full extent permitted by the laws of the State of Delaware. In addition, the registrant’s by-laws provide for indemnification of the registrant’s officers and directors to the fullest extent permitted by applicable law.

All of Mykrolis’ directors and officers are covered by insurance policies maintained by Mykrolis against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended. In addition, Mykrolis has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the General Corporation Law.

The master separation and distribution agreement by and between us and Millipore provides for indemnification by us of Millipore and its directors, officers and employees for some liabilities, including liabilities under the Securities Act.

In addition, under the terms of the registration rights agreement between us and Aeronex, Inc., the selling stockholders and we have agreed to indemnify each other and our respective directors, officers and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act.

Item 16. Exhibits.

4.2	Common Stock Rights Agreement (the “Rights Agreement”) dated as of November 29, 2001, between the Company and Equiserve Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 1 to the registrant’s Current Report on Form 8-K filed with the Commission on December 10, 2001 (the “Form 8-K”))

4.3	Form of Common Stock Purchase Right Certificate (attached as Annex I to the Rights Agreement and incorporated by reference to Exhibit 2 to the Form 8-K)

4.4	Summary of Common Stock Purchase Rights (attached as Annex II to the Rights Agreement incorporated by reference to Exhibit 3 to the Form 8-K)

5.1	Opinion of Peter W. Walcott, Esq.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Peter W. Walcott, Esq. (included in Exhibit 5.1)

24.1	Power of Attorney

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Mykrolis Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Billerica, Commonwealth of Massachusetts, on this 8th day of October, 2004.

MYKROLIS CORPORATION

By:	/s/ C. William Zadel
C. William Zadel
Chief Executive Officer and
Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ C. William Zadel C. WILLIAM ZADEL	Chairman of the Board, Chief Executive Officer(Principal Executive Officer) and Director	October 8, 2004

/s/ Bertrand Loy BERTRAND LOY	Vice President and Chief Financial Officer(Principal Financial Officer)	October 8, 2004

/s/ Robert Hammond ROBERT HAMMOND	Corporate Controller (Principal Accounting Officer)	October 8, 2004

* RICHARD A. AURELIO	Director	October 8, 2004

* MICHAEL A. BRADLEY	Director	October 8, 2004

* ROBERT E. CALDWELL	Director	October 8, 2004

MICHAEL P.C. CARNS	Director	October , 2004

* DANIEL W. CHRISTMAN	Director	October 8, 2004

THOMAS O. PYLE	Director	October , 2004

*By	/s/ Peter W. Walcott
PETER W. WALCOTT, ATTORNEY-IN-FACT